Exhibit 99.1
Altra Holdings Announces Financial Results for the Second Quarter of 2009
Braintree, Mass., August 3, 2009 — Altra Holdings, Inc. (Nasdaq:AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the second quarter of 2009.
Financial Highlights
•	Operating cash flow for the second quarter increased by $4.6 million to $16.2 million from $11.6 million in the 2009 first quarter.

•	Quarterly net sales decreased 33.4% year-over-year to $111.9 million, which includes the adverse impact from foreign exchange of approximately 500 bps.

•	Recurring diluted EPS from continuing operations was $0.01 for the second quarter compared with $0.39 in the prior-year quarter.

•	Recurring diluted EPS was unfavorably impacted by foreign exchange losses of $0.04 per share; impact of lost absorption due to inventory reduction of more than $10.0 million during the second quarter of 2009 is estimated to be $0.02. Excluding these items, recurring diluted EPS for the quarter was $0.07.

•	Reduced debt by nearly $15 million.

•	Cost reduction and facility consolidation initiatives exceeding plans

•	Lowering financial guidance for 2009
Comments on the Second Quarter
“We executed well in our efforts to generate cash during the second quarter,” said Carl Christenson, President and CEO. “In fact, free cash flow in the first half of the year was $24 million, which is very close to the low end of our 2009 full year goal of $25 to $35 million.”
“Aggressive inventory reduction efforts to generate cash led to lower manufactured volumes, resulting in lower absorption of fixed costs at our factories. In addition, foreign exchange losses due to a stronger British Pound Sterling unfavorably impacted second quarter profitability. On the positive side we accelerated our cost reduction actions and began to see the results of these actions in the second quarter.”
“The second quarter was challenging from a top-line perspective,” said Christenson. “The end markets we serve are both soft and uncertain, with customers across virtually all of our end markets continuing to reduce inventories.”

“We reduced inventories by more than $10.0 million during the second quarter and reduced selling, general and administrative expenses by nearly 25% on a year-over-year basis,” continued Christenson. “The result of these efforts was that our operating cash flow for the quarter was an impressive $16.2 million and now totals $27.8 million for the first six months of 2009. This enabled us to strengthen our balance sheet by repurchasing the remaining $5.0 million of our outstanding 11 1/4% notes and retire $8.3 million of our outstanding 9% notes during the quarter.”
Financial Results
Net sales for the second quarter of 2009 decreased 33.4% to $111.9 million from $167.9 million in the second quarter of 2008. Net sales for the six months ended June 27, 2009 decreased 28.6% to $236.4 million from $331.1 million for the first six months of 2008.
Operating income for the second quarter of 2009 decreased 75.0% to $5.5 million from $22.0 million in the second quarter of 2008. Excluding restructuring charges, operating income for the second quarter of 2009 was $8.0 million, or 7.2% of sales. Operating income for the first six months of 2009 decreased 67.1% to $14.0 million from $42.6 million in the same period of 2008. Excluding restructuring charges, OPEB curtailment gain and inventory adjustments due to the economic downturn, operating income for the first six months of 2009 was $19.1 million, or 8.1% of sales.
Reported net loss for the second quarter was $1.8 million, or $0.07 per share, compared with net income of $9.9 million, or $0.38 per diluted share, for the second quarter of 2008. Reported net loss for the six-month period of 2009 was $0.3 million, or $0.01 per diluted share, compared with net income of $18.4 million, or $0.71 per diluted share, for the same period a year ago.
Recurring diluted earnings per share from continuing operations for the second quarter of 2009 was $0.01 per diluted share, down from $0.39 per diluted share in the second quarter of 2008. Recurring diluted earnings per share from continuing operations for the first half of 2009 was $0.13 per diluted share compared with $0.76 per diluted share in the first half of 2008.
Business Outlook
“The global economic downturn continues to have a negative effect on our end markets,” said Christenson. “In early June we began to see many of our customers accelerate their destocking and inventory liquidation efforts. Because we believe that this will negatively affect our third-quarter performance, we are reducing our guidance for the full year. At the same time, our cost-reduction initiative has exceeded our initial estimates of $40 million and we now expect to realize $60 million in savings. We believe these additional savings will partially offset the effect of the lower sales volumes. In addition, after a very weak bookings month in June, we have seen a distinct uptick in orders in July. While this gives us some reason for optimism, we remain cautious about the outlook for near-term demand. When the market does rebound, we should quickly see an impact on our sales since a significant portion of our business is short-cycle.”

“As we proceed through 2009, we will continue to focus on generating cash and decreasing our borrowing levels. We now expect to report free cash flow in the range of $35 to $40 million for the year,” concluded Christenson.
For 2009, the Company now anticipates net sales to be in the range of $435 million to $450 million and recurring diluted earnings per share in the range of $0.15 to $0.25. Altra Holdings expects capital expenditures in the range of $6.0 million to $8.0 million, and depreciation and amortization in the range of $21.5 million to $22.5 million. The Company no longer provides guidance relative to the tax rate.

Altra Holdings, Inc.

	(Unaudited)		(Unaudited)
Consolidated Statements of Income (Loss) Data:	Quarter Ended		Year to Date Period Ended
In Thousands of Dollars, except per share amounts	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$111,877	$167,893	$236,417	$331,075
Cost of sales	82,419	117,506	174,756	232,890

Gross profit	$29,458	$50,387	$61,661	$98,185
Gross profit as a percent of net sales	26.3%	30.0%	26.1%	29.7%
Selling, general & administrative expenses	19,938	26,448	41,681	51,161
Research and development expenses	1,494	1,766	3,061	3,497
Other post employment benefit plan settlement gain	—	(169)	(1,467)	(169)
Restructuring expense	2,482	335	4,354	1,068

Income from operations	$5,544	$22,007	$14,032	$42,628
Income from operations as a percent of net sales	5.0%	13.1%	5.9%	12.9%
Interest expense, net	6,240	7,713	12,589	15,154
Other non-operating expense (income), net	1,781	(853)	1,619	(1,479)

Income (loss) from continuing operations before income taxes	$(2,477)	$15,147	$(176)	$28,953
Provision (Benefit) for income taxes	(711)	5,278	172	10,127

Income tax rate	28.7%	34.8%	-97.7%	35.0%
Net income (loss) from continuing operations	(1,766)	9,869	(348)	18,826
Net loss from discontinued operations, net of taxes of $124	—	—	—	(397)

Net income (loss)	$(1,766)	$9,869	$(348)	$18,429

Weighted Average common shares outstanding
Basic	25,931	25,476	25,911	25,474
Diluted	25,931	26,121	25,911	26,120

Earnings (loss) per share — Basic
Net income (loss) from continuing operations	$(0.07)	$0.39	$(0.01)	$0.74
Net loss from discontinued operations	—	—	—	(0.02)

Net income (loss)	$(0.07)	$0.39	$(0.01)	$0.72

Earnings (loss) per share — Diluted
Net income (loss) from continuing operations	$(0.07)	$0.38	$(0.01)	$0.72
Net loss from discontinued operations	—	—	—	(0.01)

Net income (loss)	$(0.07)	$0.38	$(0.01)	$0.71

Reconciliation of Recurring Net Income:

Net income (loss) from continuing operations	$(1,766)	$9,869	$(348)	$18,826

Restructuring charges, net of tax	1,770	218	2,923	694
Inventory adjustment due to economic downturn, net of tax	—	—	1,364	—
Net discount/premium & deferred financing expense on redeemed debt, net of tax	66	432	66	606
Other post employment benefit plan settlement gain, net of tax	—	(110)	(904)	(110)
Gain on the sale of securities, net of tax	—	(141)	—	(140)
Loss on the sale of asset, net of tax	160	—	160	—

Recurring net income	$230	$10,268	$3,261	$19,876

Recurring diluted earnings per share	$0.01	$0.39	$0.13	$0.76

Consolidated Balance Sheets	(Unaudited)
In Thousands of Dollars	June 27, 2009	December 31, 2008

Assets:
Current Assets
Cash and cash equivalents	63,644	52,073
Trade Receivables, net	62,267	68,803
Inventories, net	79,387	98,410
Deferred income taxes	7,704	8,032
Prepaid expenses and other	8,212	6,514
Assets held for sale	—	4,676

Total current assets	221,214	238,508
Property, plant and equipment, net	109,897	110,220
Intangible assets, net	77,905	79,339
Goodwill	78,518	77,497
Deferred income taxes	463	495
Other assets	6,771	7,525

Total assets	$494,768	$513,584

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	24,466	33,890
Accrued payroll	12,842	16,775
Accruals and other liabilities	19,369	18,755
Deferred income taxes	6,906	6,906
Current portion of long-term debt	1,053	3,391

Total current liabilities	64,636	79,717
Long-term debt, less current portion and net of unaccreted discount and premium	246,308	258,132
Deferred income taxes	22,945	23,336
Pension liabilities	11,546	11,854
Other post retirement benefits	322	2,270
Long-term taxes payable	8,283	7,976
Other long-term liabilities	2,369	1,434

Total stockholders’ equity	138,359	128,865

Total liabilities and stockholders’ equity	$494,768	$513,584

Other Financial Data:

	Year to Date period Ended
	June 27, 2009	June 28, 2008
Depreciation & amortization	$10,922	$10,935
Capital expenditures	3,783	7,641
Cash flows provided by operating activities	27,807	6,617
Cash flows provided by (used in) investing activities	(3,783)	9,569
Cash flows used in financing activities	(14,752)	(18,831)

The company will conduct an investor conference call on August 4, 2009 at 11:00 a.m. EDT to discuss its unaudited second-quarter 2009 financial results. The public is invited to listen to the conference call by dialing 877-302-0756 domestically or 502-719-4487 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on August 11, 2009. To listen to the replay, dial 800-752-3416 domestically or 712-432-9141 for international access.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on the company’s website, non-GAAP recurring diluted earnings per share, non-GAAP recurring income from operations and non-GAAP recurring net income are each calculated using either net income from continuing operations or income from continuing operations that excludes premiums, discounts and interest expense associated with the extinguishment of debt, other post employment benefit plan settlement gains, restructuring costs, inventory adjustments due to the economic downturn and other income or charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted earnings per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
As used in this news release and the accompanying slides posted on the company’s website, non-GAAP free cash flow is calculated as cash flow from operations less capital expenditures.
Altra believes that the presentation of non-GAAP recurring net income, non-GAAP recurring income from operations, non-GAAP recurring diluted earnings per share and free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the U.S. and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) fluctuations in the costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with the global recession and volatility and disruption in the global financial markets, (20) our ability to complete cost reduction actions and risks associated with such actions, and (21) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com